EXHIBIT 3.1

5.10      Exclusive Jurisdiction of Delaware Courts.  Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the corporation to the corporation or the corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the certificate of incorporation or the by-laws of the corporation (in each case, as they may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. In the event that said Court of Chancery does not have jurisdiction, the Federal District Court for the District of Delaware or other competent state court of the State of Delaware shall be the sole and exclusive forum for any of the actions described above.